Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 74 & 76 to the Registration Statement on Form N-1A of Fidelity Advisor Series II: Fidelity Advisor Intermediate Bond Fund and Fidelity Advisor Municipal Income Fund of our reports dated December 13, 2005, and our report dated December 19, 2005 for Fidelity Advisor Mortgage Securities Fund, on the financial statements and financial highlights included in the October 31, 2005 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 27, 2005